Exhibit 99.1

FOR IMMEDIATE RELEASE OCTOBER 27, 2017

MEDIA CONTACT:	IR CONTACT:

Karen Fenwick Direct: +44 (0)1740 608076	Murdo Montgomery Direct: +44 (0)1740 608671

Venator Announces Third Quarter 2017 Results;

Reports Strong Sequential Earnings Growth

Third Quarter 2017 Highlights

•                 Net income of $51 million compared to a net loss of $5 million in the prior year period

•                 Adjusted EBITDA of $134 million compared to $21 million in the prior year period

•                 Diluted earnings per share of $0.48 and adjusted diluted earnings per share of $0.70

•                 Successful completion of our initial public offering (“IPO”) in August 2017, and $750 million of new financing raised in connection with the IPO

•                 Favorable TiO2 industry environment for further earnings and cash flow improvement

•                 Net debt reduced to $565 million as of September 30, 2017

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
In millions, except per share amounts	2017	2016	2017	2017	2016

Revenues	$582	$532	$562	$1,681	$1,648

Net income (loss) attributable to Venator	$51	$(5)	$31	$66	$(81)
Adjusted net income (loss)(1)	$75	$(10)	$38	$121	$(67)

Diluted earnings (loss) per share(1)	$0.48	$(0.05)	$0.29	$0.62	$(0.76)
Adjusted diluted earnings (loss) per share(1)	$0.70	$(0.09)	$0.36	$1.14	$(0.63)

Adjusted EBITDA(1)	$134	$21	$94	$277	$38

See end of press release for footnote explanations

WYNYARD, UK - Venator Materials PLC (“Venator”) (NYSE: VNTR) today reported third quarter 2017 results with net income of $51 million and adjusted EBITDA of $134 million.

Simon Turner, President and CEO of Venator, commented:

“We are encouraged by our strong sequential earnings growth in the third quarter, driven by higher price capture, our leading TiO2 position in Europe and the quality of our specialty TiO2 business. We also delivered further progress in our $90 million business improvement program. Looking forward, we believe that TiO2 industry fundamentals indicate an elongated and elevated utilization profile from which Venator is well positioned to benefit.”

Segment Analysis for 3Q17 Compared to 3Q16

Titanium Dioxide

The $39 million, or 10%, increase in revenues in our Titanium Dioxide segment for the three months ended September 30, 2017 compared to the same period of 2016 was due to a 24% increase in average selling prices, partially offset by a 12% decrease in sales volumes and a 2% decrease due to product mix. The improvements in selling price consisted primarily of a 22% increase as a result of continued improvements in business conditions for TiO2, allowing for increased prices, and a 2% improvement primarily from favorable exchange rates against the Euro. Sales volumes decreased primarily as a result of the fire at our Pori, Finland manufacturing facility, otherwise they increased 4%.

Segment adjusted EBITDA of our Titanium Dioxide segment increased by $105 million for the three months ended September 30, 2017 compared to the same period in 2016 primarily as a result of an increase in revenue largely due to an increase in average selling price and an increase in volumes (excluding the impact of the Pori fire), and a $13 million reduction in costs, mainly due to our Business Improvement Program.

Performance Additives

The increase in revenues in our Performance Additives segment of $11 million, or 8%, for the three months ended September 30, 2017 compared to the same period of 2016 was due to a 3% increase in average selling price and a 5% increase in volume, partially offset by a 1% decrease due to changes in product mix. The improvement in prices was primarily in our Functional Additives product line.

Segment adjusted EBITDA in our Performance Additives segment was $15 million for  the three month period ended September 30, 2017 compared to $16 million for the same period in 2016. The $1 million decrease is a result of higher sales volumes and higher selling prices offset by a $2 million decrease as a result of the release of an environmental reserve at our Hainhausen, Germany plant in the third quarter of 2016 and other cost increases.

Corporate and Income Taxes

Segment adjusted EBITDA for Corporate and other represented an $8 million loss for the third quarter 2017.

We recorded income tax expense of $14 million and income tax benefit of $7 million for the three months ended September 30, 2017 and 2016, respectively. Our tax expense is significantly affected by the mix of income and losses in tax jurisdictions in which we operate. We expect our adjusted long-term effective tax rate will be approximately 15% to 20% and our cash tax rate to be between 10 to 15%.

Update on Pori

Due to prevailing strong market conditions our TiO2 selling prices continue to improve and our business is benefitting from the improved profitability and cash flows.  This also has the effect of increasing our insurance claim for lost earnings from the Pori site. Consequently, the combination of increased TiO2 profitability and estimated reconstruction costs indicate that we will exceed our $500 million insurance limit.  We expect to contain these over-the-limit costs within $100 - 150 million and account for them as capital expenditures.

Prior to the fire, 60% of the site capacity produced specialty products which on average, contributed approximately 75% of the site EBITDA. We are already running at 20% of previous capacity and we intend to restore manufacturing of the balance of these more profitable specialty products as quickly as possible in 2018.  The remaining 40% of site capacity is more commoditized and may be reintroduced at a slower pace depending on market conditions, cost and projected long term return.

Liquidity and Capital Resources

As of September 30, 2017, we had cash and cash equivalents of $186 million compared with $34 million as of June 30, 2017. In addition, we have in place an undrawn asset based revolving credit facility available for our working capital needs and general corporate purposes, with a borrowing base of $234 million.

During the third quarter, in connection with the IPO and the separation from Huntsman Corporation, we raised $750 million of new debt, which consists of (i) $375 million of senior unsecured notes at 5.75%, due 2025, and (ii) borrowings of $375 million under our term loan facility at LIBOR plus 3%, due 2024. The net proceeds of the senior notes offering and the term loan facility were used to repay intercompany debt owed to Huntsman and to pay fees and expenses relating to the IPO and separation.

As of September 30, 2017, net debt was $565 million.

Earnings Conference Call Information

We will hold a conference call to discuss our third quarter financial results on Friday, October 27, 2017 at 9:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	1-866-807-9684
International participants	1-412-317-5415

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN and separate call-in number to gain immediate access to the call and bypass the live operator. To pre-register, please go to:

http://dpregister.com/10113037

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at venatorcorp.com/investor-relations

Replay Information

The conference call will be available for replay beginning October 27, 2017 and ending November 3, 2017.

Call-in numbers for the replay:

U.S. participants	1-877-344-7529
International participants	1-412-317-0088
Replay code	10113037

Upcoming Conferences

During the fourth quarter, a member of management is expected to present at the Citi 2017 Basic Materials Conference on November 28, 2017. A webcast of the presentation, if applicable, along with accompanying materials will be available at venatorcorp.com/investor-relations.

Table 1 — Results of Operations

	Three months ended		Three months ended	Nine months ended
	September 30,		June 30,	September 30,
In millions, except per share amounts	2017	2016	2017	2017	2016

Revenues	$582	$532	$562	$1,681	$1,648
Cost of goods sold	488	491	479	1,430	1,547
Gross profit	94	41	83	251	101
Operating expenses	3	33	17	81	135
Restructuring, impairment and plant closing costs	16	7	7	49	31
Operating income (loss)	75	1	59	121	(65)
Interest expense	(8)	(12)	(9)	(29)	(31)
Other income	—	—	—	—	1
Income (loss) before income taxes	67	(11)	50	92	(95)
Income tax (expense) benefit	(14)	7	(16)	(26)	14
Income (loss) from continuing operations	53	(4)	34	66	(81)
Income from discontinued operations, net of tax	—	2	—	8	8
Net income (loss)	53	(2)	34	74	(73)
Net income (loss) attributable to noncontrolling interests, net of tax	(2)	(3)	(3)	(8)	(8)
Net income (loss) attributable to Venator	$51	$(5)	$31	$66	$(81)

Adjusted EBITDA(1)	$134	$21	$94	$277	$38
Adjusted net income(1)	$75	$(10)	$38	$121	$(67)

Basic earnings (losses) per share(1)	$0.48	$(0.05)	$0.29	$0.63	$(0.76)
Diluted earnings (losses) per share(1)	$0.48	$(0.05)	$0.29	$0.62	$(0.76)
Adjusted earnings (losses) per share(1)	$0.71	$(0.09)	$0.36	$1.14	$(0.63)
Adjusted diluted earnings (losses) per share(1)	$0.70	$(0.09)	$0.36	$1.14	$(0.63)

Common share information(1):
Basic shares outstanding	106.3	106.3	106.3	106.3	106.3
Diluted shares	106.6	106.3	106.3	106.6	106.3
Diluted shares for adjusted diluted income per share	106.6	106.3	106.3	106.6	106.3

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Three months ended		Nine months ended
	September 30,		Better /	June 30,	Better /	September 30,		Better /
In millions	2017	2016	(Worse)	2017	(Worse)	2017	2016	(Worse)

Segment Revenues:
Titanium Dioxide	$431	$392	10%	$401	7%	$1,217	$1,197	2%
Performance Additives	151	140	8%	161	(6)%	464	451	3%

Total	$582	$532	9%	$562	4%	$1,681	$1,648	2%

Segment Adjusted EBITDA(1):
Titanium Dioxide	$127	$22	477%	$93	37%	$268	$28	857%
Performance Additives	15	16	(6)%	21	(29)%	57	56	2%
Corporate and other	(8)	(17)	53%	(20)	60%	(48)	(46)	(4)%

Total	$134	$21	538%	$94	43%	$277	$38	629%

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	September 30, 2017 vs. 2016
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)		Total

Titanium Dioxide	22%	2%	(2)%	(12	)%(c)	22%
Performance Additives	2%	1%	(1)%	5%		7%
Total Company	15%	2%	(1)%	(7)%		9%

	Nine months ended
	September 30, 2017 vs. 2016
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)		Total

Titanium Dioxide	17%	(1)%	(1)%	(13	)%(d)	15%
Performance Additives	1%	(1)%	0%	2%		2%
Total Company	12%	(1)%	(1)%	(8)%		2%

(a) Excludes revenues from tolling arrangements, by-products and raw materials.

(b) Excludes sales volumes of by-products and raw materials.

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Earnings (Loss)
	EBITDA		(Expense) Benefit(2)		Net Income (Loss)		Per Share(1)
	Three months ended		Three months ended		Three months ended		Three months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts	2017	2016	2017	2016	2017	2016	2017	2016

Net income (loss)	$53	$(2)			$53	$(2)	$0.50	$(0.02)
Net income attributable to noncontrolling interests	(2)	(3)			(2)	(3)	(0.02)	(0.03)

Net income (loss) attributable to Venator	51	(5)			51	(5)	0.48	(0.05)
Interest expense	8	12
Income tax expense (benefit) from continuing operations	14	(7)	(14)	7
Depreciation and amortization	35	30
Business acquisition and integration expenses	4	3	(1)	—	3	3	0.03	0.03
Income from discontinued operations	—	(2)	N/A	N/A	—	(2)	—	(0.02)
Gain on disposition of businesses/assets	—	(23)	—	6	—	(17)	—	(0.16)
Net plant incident costs	1	3	—	(1)	1	2	0.01	0.02
Amortization of pension and postretirement actuarial losses	5	3	—	—	5	3	0.05	0.03
Restructuring, impairment and plant closing costs	16	7	(1)	(1)	15	6	0.14	0.06
Adjusted(1)	$134	$21	$(16)	$11	$75	$(10)	$0.70	$(0.09)

Adjusted income tax expense (benefit)(1)					$16	$(11)
Net income attributable to noncontrolling interests, net of tax					2	3
Adjusted pre-tax income (loss)(1)					$93	$(18)
Adjusted effective tax rate					17%	61%

		Income Tax		Diluted Earnings (Loss)
	EBITDA	(Expense) Benefit(2)	Net Income	Per Share(1)
	Three months ended	Three months ended	Three months ended	Three months ended
	June 30,	June 30,	June 30,	June 30,
In millions, except per share amounts	2017	2017	2017	2017

Net income	$34		$34	$0.32
Net income attributable to noncontrolling interests	(3)		(3)	(0.03)

Net income attributable to Venator	31		31	0.29
Interest expense	9
Income tax expense from continuing operations	16	(16)
Depreciation and amortization	29
Net plant incident costs (credits)	(2)	—	(2)	(0.02)
Amortization of pension and postretirement actuarial losses	4	—	4	0.04
Restructuring, impairment and plant closing costs	7	(2)	5	0.05
Adjusted(1)	$94	$(18)	$38	$0.36

Adjusted income tax expense(1)			$18
Net income attributable to noncontrolling interests, net of tax			3
Adjusted pre-tax income(1)			$59
Adjusted effective tax rate			31%

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Earnings (Loss)
	EBITDA		(Expense) Benefit(2)		Net Income (Loss)		Per Share(1)
	Nine months ended		Nine months ended		Nine months ended		Nine months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts	2017	2016	2017	2016	2017	2016	2017	2016

Net income (loss)	$74	$(73)			$74	$(73)	$0.70	$(0.69)
Net income attributable to noncontrolling interests	(8)	(8)			(8)	(8)	(0.07)	(0.08)

Net income (loss) attributable to Venator	66	(81)			66	(81)	0.62	(0.76)
Interest expense	29	31
Income tax expense (benefit) from continuing operations	26	(14)	(26)	14
Income tax benefit from discontinued operations	3	2
Depreciation and amortization	95	84
Business acquisition and integration expenses	2	11	(1)	(5)	1	6	0.01	0.06
Income from discontinued operations	(11)	(10)	N/A	N/A	(8)	(8)	(0.07)	(0.08)
Gain on disposition of businesses/assets	—	(23)	—	6	—	(17)	—	(0.16)
Certain legal settlements and related expenses	1	1	—	—	1	1	0.01	0.01
Net plant incident costs (credits)	4	(2)	(1)	—	3	(2)	0.03	(0.02)
Amortization of pension and postretirement actuarial losses	13	8	—	1	13	9	0.12	0.08
Restructuring, impairment and plant closing costs	49	31	(4)	(6)	45	25	0.42	0.24
Adjusted(1)	$277	$38	$(32)	$10	$121	$(67)	$1.13	$(0.63)

Adjusted income tax expense (benefit)(1)					$32	$(10)
Net income attributable to noncontrolling interests, net of tax					8	8
Adjusted pre-tax income (loss)(1)					$161	$(69)
Adjusted effective tax rate					20%	14%

See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	September 30,	June 30,	December 31,
In millions	2017	2017	2016

Cash	$186	$34	$29
Accounts and notes receivable, net	420	602	490
Inventories	431	431	426
Prepaid and other current assets	84	77	154
Property, plant and equipment, net	1,264	1,189	1,178
Other assets	339	344	384
Total assets	$2,724	$2,677	$2,661

Accounts payable	$345	$921	$992
Other current liabilities	213	211	173
Current portion of debt	4	3	10
Long-term debt	747	11	13
Long-term debt to affiliates	—	90	882
Non-current payable to affiliates	73	—	—
Other liabilities	337	336	414

Total equity	1,005	1,105	177
Total liabilities and equity	$2,724	$2,677	$2,661

Table 6 — Outstanding Debt

	September 30,	December 31,
In millions	2017	2016

Debt:
Term loan facility	$370	$—
Senior notes	368	—
Amounts outstanding under A/R programmes	—	106
Variable interest entities	2	2
Other debt	11	21

Total debt - excluding affiliates	751	129

Total cash	186	29

Net debt- excluding affiliates	$565	$100

Footnotes

(1)   Our management uses adjusted EBITDA to assess financial performance. Adjusted EBITDA is defined as net income (loss) before interest, income tax from continuing operations, depreciation and amortization, and net income attributable to noncontrolling interests, as well as eliminating the following adjustments: (a) business acquisition and integration expenses; (b) gain on disposition of businesses/assets (c) net income of discontinued operations, net of income tax; (d) certain legal settlements and related  expenses; (e) amortization of pension and postretirement actuarial losses; (f) net plant incident (credits) costs; and (g) restructuring, impairment and plant closing costs. We believe that net income (loss) is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA.

We believe adjusted EBITDA is useful to investors in assessing our ongoing financial performance and provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of our operational profitability and that may obscure underlying business results and trends. However, this measure should not be considered in isolation or viewed as a substitute for net income or other measures of performance determined in accordance with U.S. GAAP. Moreover, adjusted EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation. Our management believes this measure is useful to compare general operating performance from period to period and to make certain related management decisions. Adjusted EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Nevertheless, our management recognizes that there are limitations associated with the use of adjusted EBITDA in the evaluation of us as compared to net income. Our management compensates for the limitations of using adjusted EBITDA by using this measure to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than U.S. GAAP results alone.

In addition to the limitations noted above, adjusted EBITDA excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods because certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to ongoing operating results or trends and certain excluded items, while potentially recurring in future periods, may not be indicative of future results. For example, while EBITDA from discontinued operations is a recurring item, it is not indicative of ongoing operating results and trends or future results.

Adjusted net income is computed by eliminating the after-tax amounts related to the following from net income attributable to Venator Materials PLC common stockholders: (a) business acquisition and integration expenses; (b) gain on disposition of businesses/assets; (c) net income of discontinued operations; (d) certain legal settlements and related expenses; (e) amortization of pension and postretirement actuarial losses; (f) restructuring, impairment and plant closing costs. Basic adjusted net income per share excludes dilution and is computed by dividing adjusted net income by the weighted average number of shares outstanding during the period. Adjusted diluted net income per share reflects  all potential dilutive common shares outstanding during the period increased by the number of additional shares that would have been outstanding as dilutive securities. For the periods prior to our IPO, the average number of common shares outstanding used to calculate basic and diluted adjusted net income per share was based on the ordinary shares that were outstanding at the time of our IPO. Adjusted net income and adjusted net income per share amounts are presented solely as supplemental information.

(2)   The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach. We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.

About Venator

Venator is a global manufacturer and marketer of chemical products that comprise a broad range of pigments and additives that bring color and vibrancy to buildings, protect and extend product life, and reduce energy consumption. We market our products globally to a diversified group of industrial customers through two segments: Titanium Dioxide, which consists of our TiO2 business, and Performance Additives, which consists of our functional additives, color pigments, timber treatment and water treatment businesses.  We operate 27 facilities, employ approximately 4,500 associates worldwide and sell our products in more than 110 countries.

Social Media:
Twitter: www.twitter.com/VenatorCorp
Facebook: www.facebook.com/venatorcorp
LinkedIn: www.linkedin.com/company/venator-corp

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Venator’s expectations or beliefs concerning future events, and it is possible that the expected results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Venator’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements including any delays in reconstruction of our Pori, Finland manufacturing facility or losses for business interruption or construction costs that exceed our coverage limit applicable to the fire at that facility.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Venator does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Venator to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the SEC in connection with Venator’s initial public offering. The risk factors and other factors noted in Venator’s prospectus could cause its actual results to differ materially from those contained in any forward-looking statement.